Filed Pursuant to Rule 433

Registration Nos. 333-277140 and 333-277140-04

Free Writing Prospectus Dated August 6, 2024

Final Term Sheet

PPL CAPITAL FUNDING, INC.

$750,000,000

5.250% SENIOR NOTES DUE 2034

Issuer:	PPL Capital Funding, Inc.

Guarantor:	PPL Corporation

Principal Amount:	$750,000,000

Ratings*:	Baa1 (Stable) by Moody’s Investor Services, Inc. BBB+ (Stable) by S&P Global Ratings Inc., a division of S&P Global Inc.

Trade Date:	August 6, 2024

Settlement Date**:	August 9, 2024 (T+3)

Stated Maturity Date:	September 1, 2034

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, commencing on March 1, 2025

Annual Interest Rate:	5.250%

Price to Public:	99.486% of the Principal Amount

Benchmark Treasury:	4.375% due May 15, 2034

Benchmark Treasury Yield:	3.886%

Spread to Benchmark Treasury:	+143 basis points

Yield to Maturity:	5.316%

Optional Redemption:	Prior to June 1, 2034 (the “Par Call Date”), the notes may be redeemed, in whole at any time or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the Redemption Date; and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the Redemption Date.

CUSIP / ISIN:	69352P AT0 / US69352PAT03

Joint Book-Running Managers:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Truist Securities, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Huntington Securities, Inc.

TD Securities (USA) LLC

Bancroft Capital, LLC

CastleOak Securities, L.P.

Loop Capital Markets LLC

Roberts & Ryan, Inc.

Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect to deliver the notes against payment therefor on or about August 9, 2024, which will be the third business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at (866) 718-1649, MUFG Securities Americas Inc. toll-free at (877) 649-6848, Truist Securities, Inc. toll-free at (800) 685-4786 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.